Exhibit 10.30
INDEMNIFICATION AGREEMENT
          This INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of October 23, 2006, by and among Anthony W. Thompson (the “Guarantor”) and NNN Realty Advisors, Inc., a Delaware corporation (the “Company”).
RECITALS
          A. The Guarantor is the founder of Triple Net Properties, LLC (“Properties”) and, prior to consummation of the formation transactions (the “Formation Transactions”) pursuant to which the Company will become the Parent company of each of Properties, NNN Capital Corp. (“Capital Corp.”) and Triple Net Properties Realty, Inc. (“Realty”), the Guarantor is the largest shareholder of each of Properties, Realty and Capital Corp.
          B. The Guarantor has previously provided personal guarantees set forth on Exhibit A attached hereto (the “Guarantees”) to various lending institutions in connection with the establishment and financing of various real estate investment funds by Properties, Realty and Capital Corp.
          C. As part of the following Formation Transactions, the Company has agreed to indemnify the Guarantor for any Loss (as defined below) related to or that may arise out of any of the Guarantees.
AGREEMENT
          NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Indemnification by the Company.
          (a) From and after completion of the Formation Transactions (other than the acquisition of NNN Capital Corp. by the Company), the Company shall save, defend, indemnify and hold harmless the Guarantor (the “Indemnified Party”) from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by the Indemnified Party as a result of, arising out of or relating to any Guarantee, or in connection with the transactions contemplated by any Guarantee; provided that the Indemnified Party shall not be entitled to indemnification under this Agreement as a result of any Loss asserted against, incurred, sustained or suffered by the Indemnified Party resulting from or related to any of the following agreements:
     (i) Contribution Agreement dated October 23, 2006 between the Company and the Indemnified Party, relating to the contribution of all of the shares of common stock of Triple Net Properties Realty, Inc. owned as of such date by the Indemnified Party;
     (ii) Contribution Agreement dated October 23, 2006 between the Company and the Indemnified Party, relating to the contribution of all of the shares of common stock of NNN Capital Corp. owned as of such date by the Indemnified Party;
     (iii) Contribution Agreement dated October 23, 2006 between the Company and the Indemnified Party, relating to the contribution of all of the membership units of Triple Net Properties, LLC owned as of such date by the Indemnified Party; and
     (iv) Escrow Agreement [to be] dated October 23, 2006 among the Company, the Indemnified Party and the Company.
          (b) Payment of amounts due under this Agreement shall be made promptly upon demand by the Indemnified Party as and when incurred by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party to the Company.
     2. Termination. This Agreement shall terminate (i) if the Formation Transactions are not consummated by December 31, 2006, (ii) upon the mutual consent of the parties or (iii) upon cancellation or discharge of all of the Guarantees.
     3. Miscellaneous.
          (a) The parties hereto acknowledge and agree that no third party shall have any rights and remedies with respect to this Agreement. Neither the Guarantor nor the Company shall assign, transfer or convey all or any of its rights or obligations hereunder without the prior written consent of the other.
          (b) Each party hereto agrees to execute such instruments and documents and to diligently undertake such actions as may be required in order to consummate the transaction herein contemplated and shall use all reasonable efforts to accomplish the transaction contemplated by this Agreement in accordance with the provisions hereof.
          (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          (d) This Agreement shall be governed by and construed in accordance with California law, without giving effect to principles of conflicts of law or choice of law.
          (e) This Agreement, together with the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties in respect of the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.

          (f) In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have executed this Indemnification Agreement as of the date first written above.

ANTHONY W. THOMPSON
/s/ Anthony W. Thompson

NNN REALTY ADVISORS, INC.
By:	/s/ Scott D. Peters
	Name:	Scott D. Peters
	Title:	President and Chief Executive Officer